Exhibit 99.1

TTM Technologies, Inc.	Contact:
Sameer Desai,
Senior Director, Corporate
Development & Investor Relations
sameer.desai@ttmtech.com
714-327-3050

TTM Technologies, Inc. Announces Amendments to Asset Back Loan Agreements

Santa Ana, CA—June 6, 2019—TTM Technologies, Inc. (NASDAQ:TTMI), a leading global printed circuit board (PCB) and radio frequency (“RF”) components manufacturer, today announced that it has amended its Asset Backed Loan (“ABL”) agreements for both its US and Asia based ABL’s. The maximum availability under each ABL is $150 million. The amendments extend the maturity date to 2024 from the current 2020 for both agreements. In addition, the borrowing rate on the US ABL was reduced from LIBOR plus a margin ranging from 1.25% to 1.75% to LIBOR plus a margin ranging from 1.25% to 1.5%. The borrowing rate on the Asia ABL was unchanged at LIBOR plus a margin of 1.4%. Details of these amendments can be found in the 8k filing concurrent with this release.

About TTM

TTM Technologies, Inc. is a leading global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs, backplane assemblies and electro-mechanical solutions as well as a global designer and manufacturer of RF and microwave components and assemblies. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC.